Exhibit 99.1

Surmodics Announces Appointment of Timothy J. Arens as Chief Financial Officer

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--February 18, 2019--Surmodics, Inc. (NASDAQ: SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, today announced the appointment of Timothy J. Arens, Vice President of Corporate Development and Strategy, as the company’s new Chief Financial Officer (CFO), effective immediately.

Arens was named interim CFO in May 2018 following the departure of Andrew LaFrence. Arens’ corporate development and strategy responsibilities will be absorbed into his CFO role.

“Tim has been an impressive partner to me and an invaluable contributor to our management team and Surmodics’ success during the past eight years. I am personally delighted that he has been formally appointed to the role,” said Gary Maharaj, President and Chief Executive Officer of Surmodics. “Tim's excellent financial, operational and strategic skills and strong leadership are ideally suited to his new role as we continue to drive our strategic initiatives and financial goals of consistent and profitable long-term growth."

Arens has served in his current role since February 2013. He joined Surmodics in February 2007 as Director, Business Development, was named Senior Director and General Manager of the in vitro diagnostics business unit in October 2010 and served as Vice President of Finance and interim CFO from August 2011 to February 2013.

“I am excited to work with a group of dedicated and talented colleagues to accelerate our strategic transformation while continuing to deliver on our operating commitments,” said Arens. “Surmodics is well-positioned to execute on our strategic initiatives including the development of highly innovative products that benefit patients. I am looking forward to being part of that journey.”

About Surmodics, Inc.

Surmodics is the global leader in surface modification technologies for intravascular medical devices and a leading provider of chemical components for in vitro diagnostic immunoassay tests and microarrays. Surmodics is pursuing highly differentiated whole-product solutions that are designed to address unmet clinical needs for its medical device customers and engineered to the most demanding requirements. This key growth strategy leverages the combination of the Company’s expertise in proprietary surface technologies, along with enhanced device design, development and manufacturing capabilities. The Company mission remains to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

CONTACT:
Surmodics, Inc.
Tim Arens, 952-500-7000
ir@surmodics.com